Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Stamps.com Inc. 2010 Equity Incentive Plan of our reports dated March 15, 2010, with respect to the consolidated financial statements of Stamps.com Inc. and subsidiary and the effectiveness of internal control over financial reporting of Stamps.com Inc. and subsidiary, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Los Angeles, California

July 28, 2010